UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 10)*

Kratos Defense and Security Solutions, Inc. (formerly “Wireless Facilities, Inc.”)

(Name of Issuer)

Common Stock Par Value $0.001

(Title of Class of Securities)

50077B207

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 50077B207

13G/A

PAGE 2 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners VI, Limited Partnership

06-1412578

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 3 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates VI, LLC

06-1412579

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 4 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak VI Affiliates Fund, Limited Partnership

06-1414970

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 5 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak VI Affiliates, LLC

06-1414968

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 6 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners IX, Limited Partnership

06-1556218

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

267,786 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

267,786 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

267,786 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 7 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates IX, LLC

06-1556230

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

267,786 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

267,786 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

267,786 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 8 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates Fund - A, Limited Partnership

06-1571899

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

6,426 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

6,426 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,426 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 9 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates Fund, Limited Partnership

06-1556229

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

2,853 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

2,853 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,853 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 10 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates, LLC

06-1556233

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

9,279 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

9,279 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,279 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 11 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners X, Limited Partnership

06-1601019

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

388,359 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

388,359 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,359 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.5%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 12 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates X, LLC

06-1630661

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

388,359 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

388,359 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,359 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.5%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 13 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates Fund, Limited Partnership

06-1622220

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

6,237 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

6,237 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,237 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 50077B207

13G/A

PAGE 14 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates, LLC

06-1630662

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,237 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,237 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,237 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 50077B207

13G/A

PAGE 15 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

671,661 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

671,661 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

671,661 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%

12.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 50077B207

13G/A

PAGE 16 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

255 Shares of Common Stock

6.

SHARED VOTING POWER

671,661 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

255 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

671,661 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

671,916 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 50077B207

13G/A

PAGE 17 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

1,027 Shares of Common Stock

6.

SHARED VOTING POWER

277,065 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

1,027 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

277,065 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

278,092 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 50077B207

13G/A

PAGE 18 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

3,459 Shares of Common Stock

6.

SHARED VOTING POWER

671,661 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

3,459 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

671,661 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

675,120 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 50077B207

13G/A

PAGE 19 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

2,154 Shares of Common Stock

6.

SHARED VOTING POWER

671,661 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

2,154 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

671,661 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

673,815 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 50077B207

13G/A

PAGE 20 OF 26 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

3,701 Shares of Common Stock

6.

SHARED VOTING POWER

671,661 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

3,701 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

671,661 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

675,362 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.3%

12.

TYPE OF REPORTING PERSON

IN

Item 1.

(a)

Name of Issuer:

Kratos Defense and Security Solutions, Inc. (formerly “Wireless Facilities, Inc.”)

(b)

Address of Issuer’s principal executive offices:

4810 Eastgate Mall

San Diego, California 92121

Item 2.

(a)

Names of persons filing:

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Investment Partners X, Limited Partnership (“Oak X”)

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”)

Oak X Affiliates, LLC

Oak Management Corporation (“Oak Management”)

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

One Gorham Island

Westport, Connecticut 06880

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common stock, par value $0.001 per share

(e)

CUSIP No.:  50077B207

Item 3.

If this is a statement filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[    ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[    ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[    ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[    ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)

[    ]

An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

[    ]

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

[    ]

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)

[    ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[    ]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[    ]

Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4.

Ownership

This Amendment No. 10 to Schedule 13G/A filed on the date hereof reports the beneficial ownership of the Reporting Persons as of December 31, 2009 pursuant to Rule 13d-2(b) of the Securities Exchange Act of 1934, as amended.  No Reporting Person is a beneficial owner of more than five percent (5%) of the Issuer’s Common Stock.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 15,772,969 shares of Common Stock outstanding as of October 26, 2009, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009 (filed with the SEC on November 3, 2009), plus certain shares issuable upon exercise by the Reporting Persons of options to acquire Common Stock.

Oak Associates VI, LLC is the general partner of Oak Investment Partners VI, Limited Partnership; Oak VI Affiliates, LLC is the general partner of Oak VI Affiliates Fund, Limited Partnership; Oak Associates IX, LLC is the general partner of Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates Fund, Limited Partnership and Oak IX Affiliates Fund - A, Limited Partnership; Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates.  Oak Management is the manager of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership, Oak IX Affiliates Fund, Limited Partnership, Oak IX Affiliates Fund – A, Limited Partnership, Oak X and Oak X Affiliates.  Gerald R. Gallagher, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of the respective general partner of each of Oak Investment Partners VI, Limited Partnership, Oak VI Affiliates Fund, Limited Partnership, Oak Investment Partners IX, Limited Partnership, Oak IX Affiliates Fund, Limited Partnership, and Oak IX Affiliates Fund – A, Limited Partnership and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.  Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak X and Oak X Affiliates, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

Amounts shown as beneficially owned by each of Oak X, Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 21,441 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X.

Amounts shown as beneficially owned by each of Oak X Affiliates, Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, and Ann H. Lamont include options to purchase 348 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates.

Amounts shown as beneficially owned by Bandel L. Carano include 255 shares of Common Stock held individually by Mr. Carano and exclude an aggregate of 1,599 shares of Common Stock held by three trusts (for the benefit of minor children not related to Mr. Carano) of which Mr. Carano is the trustee (and not the beneficial owner).

Amounts shown as beneficially owned by Edward F. Glassmeyer include 1,999 shares of Common Stock held individually by Mr. Glassmeyer and 1,460 shares of Common Stock held by a trust of which members of Mr. Glassmeyer’s immediate family are the beneficiaries and the trustee.

Amounts shown as beneficially owned by Fredric W. Harman include 555 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 1,599 shares of Common Stock held in trust for the benefit of Mr. Harman’s three minor children.  Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

Amounts shown as beneficially owned by Ann H. Lamont include 3,402 shares of Common Stock individually owned by Ms. Lamont and 299 shares of Common Stock held by The Lamont Children’s 1998 Trust for the benefit of Ms. Lamont’s minor children.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5.

Ownership of Five Percent (5%) or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.

Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.

Identification and Classification of Members of the Group.

Not applicable

Item 9.

Notice of Dissolution of Group.

Not applicable

Item 10.

Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  February 12, 2010

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Agreement of Reporting Persons

EXHIBIT B

Power of Attorney (previously filed)

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that Amendment No. 10 to Schedule 13G/A filed on the date hereof with respect to the shares of Common Stock of Kratos Defense and Security Solutions, Inc. (formerly “Wireless Facilities, Inc.”) has been filed on behalf of the undersigned.

Signature:

Dated: February 12, 2010

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners VI, Limited Partnership

Oak Associates VI, LLC

Oak VI Affiliates Fund, Limited Partnership

Oak VI Affiliates, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or

Managing Member or as

attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals